Exhibit 23.3

December 21, 2023

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re:	Theratechnologies Inc.

We hereby consent to the use of our name in the Registration Statement on Form F-3 filed by Theratechnologies Inc. on December 21, 2023, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein, on the cover pages and under the heading “Legal Matters” in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Yours truly,

/s/ Jenner & Block LLP

Jenner & Block LLP